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                      March 28, 2022

       Antonio Pietri
       President and Chief Executive Officer
       Aspen Technology, Inc.
       20 Crosby Drive
       Bedford, MA 01730

                                                        Re: Aspen Technology,
Inc.
                                                            Form 10-K for
Fiscal Year Ended June 30, 2021
                                                            Filed August 18,
2021
                                                            File No. 001-34630

       Dear Mr. Pietri:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Technology
       cc:                                              Frederic Hammond